THIRD AMENDMENT TO CREDIT AGREEMENT (MULTICURRENCY)


	THIS THIRD AMENDMENT TO CREDIT AGREEMENT (MULTICURRENCY) (the "Amendment"), dated as of September 30, 1998, is entered into by and between DIONEX CORPORATION (the "Borrower") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

	RECITALS

	A. The Borrower and the Bank are parties to a Credit Agreement (Multicurrency), dated as of February 29, 1996, as amended by a First Amendment to Credit Agreement (Multicurrency) dated as of December 15, 1997 and a Second Amendment to Credit Agreement (Multicurrency) dated as of January 30, 1998 (the "Credit Agreement"), pursuant to which the Bank has extended certain credit facilities to the Borrower and certain of its Subsidiaries.

	B. The Borrower has requested that the Bank agree to certain amendments of the Credit Agreement.

	C. The Bank is willing to amend the Credit Agreement, subject to the terms and conditions of this Amendment.

	NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

	1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

	2.  Amendments to Credit Agreement.

		(a)	Section 1.01 of the Credit Agreement shall be
amended at the defined term "Availability Period" by amending and restating such defined term as follows:

		"'Availability Period': the period commencing on the date of this Agreement and ending on the date that is the earlier to occur of (a) September 30, 2000, and (b) the date on which the Bank's commitment to extend credit hereunder terminates."

		(b)	Section 1.01 of the Credit Agreement shall be
amended at the defined term "Credit Limit" by amending and restating such defined term as follows:

		"'Credit Limit': the amount of $25,000,000 or the Equivalent Amount thereof."

		(c)	Section 1.01 of the Credit Agreement shall be
amended at the defined term "Final Maturity Date" by amending and restating such defined term as follows:

		"'Final Maturity Date': (a) in respect of any Advances, September 30, 2000; (b) in respect of any commercial letters of credit, March 31, 2001; and (c) in respect of any standby letters of credit, September 30, 2001."

		(d)	Section 2.01 of the Credit Agreement shall be
amended by adding to it the following new subsection:

		"(d)	The aggregate L/C Outstanding Amount may not
exceed at any one time $10,000,000."

		(e)	Section 2.02(b) of the Credit Agreement shall be
amended by deleting the percentage "0.75%" and inserting the percentage "0.625%" in place thereof.

		(f)	Section 2.02(c) of the Credit Agreement shall be
amended by deleting the percentage "0.75%" and inserting the percentage "0.625%" in place thereof.

		(g)	Article V of the Credit Agreement shall be amended
by adding the following Section 5.14:

		"5.14 Y2K Representation. On the basis of a comprehensive review and assessment of the Borrower's and each Acceptable Subsidiaries' systems and equipment and inquiry made of the Borrower's and each Acceptable Subsidiaries' material suppliers, vendors and customers, the Borrower's management is of the view that the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, will not result in a Material Adverse
Effect. The Borrower and the Acceptable Subsidiaries have developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of their own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure."

		(h)	Section 7.08 of the Credit Agreement shall be
amended and restated in its entirety as follows:

		"7.08 Tangible Net Worth. The Borrower shall not permit on a consolidated basis its Tangible Net Worth to be less than 90% of Tangible Net Worth as of June 30, 1998, plus (i) 75% of quarterly net income after income taxes
(without subtracting losses) earned in each quarterly accounting period commencing after June 30, 1998, plus (ii)
100% of the net proceeds from any equity securities issued after June 30, 1998, less (iii) 100% of capital stock repurchases after June 30, 1998, less (iv) the amount of asset write-downs related to acquisitions which are taken in the quarterly accounting period in which the acquisition occurs up to an aggregate maximum amount recorded after June 30, 1998, of $20,000,000, where:

		'Tangible Net Worth' means the gross book value of the assets of the Borrower and its Subsidiaries on a consolidated basis (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges, and other like intangibles) less (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes)."

	(i)	Section 7.09 of the Credit Agreement shall be
amended and restated in its entirety as follows:

	"7.09 Leverage Ratio. The Borrower shall not as of the last day of any quarterly accounting period permit on a consolidated basis the ratio of (a) funded debt
(including off balance sheet debt) to (b) Adjusted EBITDA (calculated on a rolling four quarter basis) to be greater than 1.00 to 1.00 where:

'Adjusted EBITDA' means consolidated operating income for the four immediately prior quarterly accounting periods ended on that day plus depreciation and amortization to the extent included in the determination of such operating income, plus the amount of asset write-downs related to acquisitions which are taken in the quarterly accounting period in which the acquisition occurs up to an aggregate maximum amount recorded after June 30, 1998, of $20,000,000."

		(j)	Section 7.10 of the Credit Agreement shall be
amended and restated in its entirety as follows:

		"7.10 Quick Ratio. The Borrower shall not permit at any time on a consolidated basis the ratio of (a) the sum of cash, short-term cash investments, marketable securities not classified as long-term investments and current net accounts receivable to (b) current liabilities to be less than 1.25."

		(k)	Section 7.11 of the Credit Agreement shall be
deleted in its entirety.

	3. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

		(a)	No Event of Default or event which, with the
giving of notice or passage of time or both, would be an Event of Default has occurred and is continuing.

		(b)	The execution, delivery and performance by the
Borrower of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any person (including any governmental authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

		(c)	All representations and warranties of the Borrower
contained in the Credit Agreement are true and correct.

		(d)	The Borrower is entering into this Amendment on
the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other person.

	4.	Effective Date.  This Third Amendment will become
effective as of the date first above written (the "Effective
Date"), provided that each of the following conditions precedent has been satisfied:

		(a)	The Bank has received from the Borrower a duly
executed original (or, if elected by the Bank, an executed facsimile copy) of this Amendment; and

		(b)	The Bank has received from the Borrower a copy of
a resolution passed by the board of directors of such corporation, certified by the Secretary or an Assistant Secretary of such corporation as being in full force and effect on the date hereof, authorizing the execution, delivery and performance of this Amendment.

	5.	Reservation of Rights.  The Borrower acknowledges and
agrees that the execution and delivery by the Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Bank to enter into amendments under the same, similar or any other circumstances in the future.

	6.	Reaffirmation of Guaranty.  The Borrower, to the extent
it has issued any one or more guaranties of the obligations of any Subsidiaries pursuant to the Credit Agreement, and in its capacity as guarantor thereunder, reaffirms and agrees that its obligations under such guaranties are in full force and effect, without defense, offset or counterclaim.

	7.	Miscellaneous.

		(a)	Except as herein expressly amended, all terms,
covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit
Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

		(b)	This Amendment shall be binding upon and inure to
the benefit of the parties hereto and to the Credit Agreement and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

		(c)	This Amendment shall be governed by and construed
in accordance with the law of the State of California.

		(d)	This Amendment may be executed in any number of
counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Bank of a facsimile transmitted document purportedly bearing the signature of the Borrower shall bind the Borrower with the same force and effect as the delivery of a hard copy original. Any failure by the Bank to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document which hard copy page was not received by the Bank, and the Bank is hereby authorized to make sufficient photocopies thereof to assemble complete counterparty documents.

		(e)	This Amendment, together with the Credit
Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in writing executed by the Borrower and the Bank.

		(f)	If any term or provision of this Amendment shall
be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

		(g)	Borrower covenants to pay to or reimburse the
Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment.


		IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.



                                  DIONEX CORPORATION


                                  By: /s/ Michael W. Pope
                                  Name: Michael W. Pope
                                  Title: Vice President


                                  BANK OF AMERICA NATIONAL
                                  TRUST AND SAVINGS ASSOCIATION


                                  By: /s/ Debra G. Staiger
                                  Name:  Debra G.Staiger
                                  Title:    Vice President






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126750.01